EXHIBIT 99.1 PRESS RELEASE

SARASOTA, Fla. – September 17, 2012 – Today, AF Ocean Investment Management Company (OTCBB:AFAN) announced the appointment of Gary Macleod as Independent Director, effective immediately.

AF Ocean, a US corporation, promotes business relations and exchanges between Chinese and U.S. companies and facilitates international mergers and acquisitions. The long term goal is to increase Chinese participation on Wall Street.

Since November 2008, Mr. Gary Macleod, the Chief Executive Officer and Director of AlphaPoint Technology, Inc., a US public company, has played a key leadership role in translating technical information and new technologies into compelling value propositions to drive customer endorsement and sell-through models for evolving IT Asset Management software solutions. In addition, from August 2005 to January 2008, Mr. Macleod was the Chief Executive Officer and Director of Non-Invasive Monitoring Systems, Inc., a US public company. He was responsible for raising capital, navigating FDA approval activities, filing comprehensive and required publicly-held organization financial reports, overseeing entire program lifecycle including 510K submission proceedings, identifying market demographics, developing long-term business plans, establishing distributor base, strengthening stakeholder confidence, and restructuring the organization.

Commenting on the appointment, Andy Fan, Chairman and Chief Executive Officer of AF Ocean said, “The Board is thrilled to have Gary Macleod bring his considerable skills and experience together with management oversight and expert leadership background to AF Ocean.”

Mr. Macleod remarked, “I look forward to the opportunity - and believe together we can help build significant corporate value – value for the company, its shareholders, its investors, its Board and the individual executives at the helm of AF Ocean.”

For more information on AF Ocean Investment Management Company, please visit www.afocean.com.

About AF Ocean Investment Management Company.

AF Ocean Investment Management Company is a US public company facilitating international mergers and acquisitions and increasing co-operation between Chinese companies and Wall Street financial institutions.  Chinese corporations understand that the only way to benefit from the world’s biggest capital market is through strict and consistent adherence to the rules and regulations that govern companies listed on American stock exchanges.

Forward-Looking Statements:

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

Contact:

AF Ocean Investment Management Company

Catherine Bradaick

Catherine@afocean.com